EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson President and CEO (740) 633-0445, ext. 6154 ceo@unitedbancorp.com	Randall M. Greenwood Senior Vice President, CFO and Treasurer (740) 633-0445, ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:    1:00 p.m. April 24, 2019

United Bancorp, Inc. Reports an Increase in Net Income of 41% for the Three Months Ended March 31, 2019; Diluted Earnings Per Share of $0.28 Versus $0.23 Reported in 2018, and a Forward Dividend Yield of 4.88%

MARTINS FERRY, OHIO  ◆  ◆  ◆  United Bancorp, Inc. (NASDAQ: UBCP), reported net income of $1,614,000 and diluted earnings per share of $0.28 for the three months ended March 31, 2019, as compared to $1,148,000 and $0.23 respectively for 2018. These year-over-year improvements in UBCP’s earnings are directly related to the Company executing its strategic vision to achieve profitable growth by growing in both an organic fashion and through acquiring other like-minded community banking organizations.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on our solid financial performance for the three-month period ended March 31, 2019. Our Company had an increase in net income of $466,000, or 40.6%, on a year-over-year basis at the end of this most recently completed quarter. This increase in earnings is strongly correlated to the strong organic and acquisition-related growth that our Company experienced during the past twelve months. From an acquisition perspective (and, as previously reported), we acquired Powhatan Point Community Bancshares in the fourth quarter of last year and the merger is now completed… both financially and operationally. Even with the issuance of common shares to facilitate this purchase, our diluted earnings per share was $0.28 versus $0.23 the prior year, an increase of 21.7%. The combination of this acquisition and the strong organic growth that we achieved this past year facilitated the increase in the level of our Company’s higher-yielding earning assets by $112.5 million, or 25.2%, on a year-over-year basis. This growth in earning assets was divided between steady growth in our Company’s loan portfolio, which increased by $43.4 million or 11.7%, and solid growth in our investment portfolio, with securities and other restricted stock increasing by $69.1 million or 92%. With our increased level of higher-yielding earning assets, our Company saw a year-over-year increase in the level of interest income that it generated of $1.7 million or 36.6%.”

Greenwood further stated, “In order to fund this strong growth in our earning assets—while improving our overall levels of profitability—our Company needed to attract a substantial level of cost effective funding. We achieved this by successfully growing our lower-cost, retail balances (consisting of noninterest bearing and interest bearing demand deposits and savings deposits) by $91.6 million, or 27%, year-over-year. The remaining growth in deposits came in the area of time deposits (consisting of certificates of deposit or term funding), which increased by $43.3 million since March 2018. By funding our above-peer growth in earning assets primarily with lower-costing retail funding this past year—even though we operated in a rising rate environment; wherein, the Federal Open Market Committee (FOMC) increased the target rate for Federal funds by 1.0% over the course of the year—our Company was able to maintain its solid net interest margin. For the three months ended March 31, 2019, our net interest margin was 3.80%, compared to 3.86% for the same period in 2018.”

Greenwood continued, “From a qualitative perspective, we have successfully maintained overall strength and stability within our loan portfolio. Year-over-year, our Company continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans, which was approximately $1.6 million, or 0.38 percent of total loans at March 31, 2019, compared to $1.4 million at March 31, 2018, an increase of $200,000. Further—net loans charged off, excluding overdrafts, was $18,000 for the three months ended March 31, 2019, which is a decrease of $14,000 from the previous year. We are very satisfied with the continued strong performance of our loan portfolio from a credit quality perspective. With the anticipation of our economy remaining fundamentally sound in the near to intermediate term, we anticipate that this trend will continue in the current year.”

Greenwood concluded, “Considering that we anticipate our earning assets to continue growing at very acceptable levels and our overall credit quality to remain very solid, we strongly expect that we will be able to continue growing our earnings at the double-digit level that we experienced in the first quarter of this year throughout the course of 2019.”

Scott A. Everson, President and CEO stated, “We are extremely gratified to report on the strong earnings that our Company produced for the first quarter of 2019. We greatly benefited from the positive execution of our strategic plan, which calls for us to grow through acquiring other like-minded community banking organizations and capitalizing on prudent, yet profitable, organic opportunities. Over the course of the past twelve months, we had success in both of these key areas on which we keenly focus. By profitably growing our Company, we achieved two milestones at March 31, 2019. One milestone is that for the first time in our history, our Company’s first quarter net income exceeded $1.6 million. The second milestone is that, for the first time, our Company’s total assets surpassed the $600 million threshold… finishing the quarter at $621 million, an increase of $132.6 million or 27.2% year-over-year. Excitingly, we are well on our way to achieving our current vision of having assets in excess of $1.0 billion within the course of the next few years and we strongly anticipate that we will continue to see our Company produce record levels of core earnings for the foreseeable future.”

Everson continued, “By continuing to utilize the “playbook” that we did last year to achieve profitable growth, we are very optimistic about our future prospects. In addition, we will continue focusing on building our infrastructure (or, foundation) to support further growth while achieving greater efficiencies. As we have previously stated, we are strongly committed to remaining relevant within our industry by investing in our technology and origination/service platforms. Ultimately, our vision is to become an omnichannel bank—by having complete channel integration and offering mobility to our customers—thereby, serving them on their terms and through their preferred channels. We have started this initiative and believe that, for a community-minded bank, we will have a complete digital solution that will be highly appealing to our target clientele within the next year or two. Coupling this investment in technology with continued investment in growing our Company through acquisition and new branch construction in key complimentary markets, we firmly believe that we can continue to grow at acceptable levels while remaining very profitable. Even with the high level of growth that we experienced over the course of the past twelve months, we continued to maintain our overall profitability. With our record earnings in the first quarter, our Company had a return on equity (ROE) of 12.0% and a return on assets (ROA) of 1.08% for the three months ended, March 31, 2019. We have stated for many quarters that our goal is to profitably grow our Company. We are extremely delighted that we are presently accomplishing this.”

Everson concluded, “Our primary foci are rewarding our shareholders by paying a very solid cash dividend while driving their shareholder value in our Company. In the first quarter of this year, we increased our cash dividend payout from $0.13 to $0.1325 which, on a forward basis, produces a dividend yield of 4.88% based on our closing price as of the most recent quarter end. Regarding our present market valuation, on a forward basis we are currently trading at a price to earnings multiple of 9.7 times. With our market sector trading more in the range of 13.5 times at present, we are highly optimistic that we will see a higher market valuation in future periods… assuming that we continue to drive our earnings at the levels we have seen and currently project. Overall, we are extremely pleased with the direction that we are going and the results that we are producing. We continue to be highly optimistic about our future potential and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $621.0 million and total shareholder’s equity of $53.8 million as of March 31, 2019. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED BANCORP, INC. (UBCP)

At or for the Quarter Ended
March 31, 2019	March 31, 2018	% Change	$ Change
Earnings
Interest income on loans	$5,045,302	$4,112,870	22.67%	$932,432
Loan fees	190,316	215,237	-11.58%	$(24,921)
Interest income on securities	1,079,566	296,756	263.79%	$782,810

Total interest income	6,315,184	4,624,863	36.55%	$1,690,321
Total interest expense	1,207,188	523,605	130.55%	$683,583

Net interest income	5,107,996	4,101,258	24.55%	$1,006,738
Provision for loan losses	90,000	57,000	57.89%	$33,000
Net interest income after provision for loan losses	5,017,996	4,044,258	24.08%	$973,738
Service charge on deposit account	713,294	630,589	13.12%	$82,705
Net realized gains on sale of loans	3,804	14,220	-73.25%	$(10,416)
Other noninterest income	227,850	235,346	-3.19%	$(7,496)
Total noninterest income	944,948	880,155	7.36%	$64,793
Total noninterest expense	4,162,328	3,578,562	16.31%	$583,766
Income tax expense	187,008	198,299	-5.69%	$(11,291)

Net income	$1,613,608	$1,147,552	40.61%	$466,056
Key performance data
Earnings per common share – Basic	$0.28	$0.23	21.74%	$0.050
Earnings per common share – Diluted	0.28	0.23	21.74%	$0.050
Cash dividends paid	0.1325	0.130	1.92%	$0.00250
Stock data
Dividend payout ratio	47.32%	59.09%	-11.77%
Price earnings ratio	9.69	x	14.72	x	-34.17%
Market price to book value	118%	147%	-19.68%
Annualized yield based on quarter end close	4.88%	4.02%	21.39%
Market value – last close (end of period)	10.85	12.95	-16.22%
Book value (end of period)	9.19	8.81	4.31%
Shares Outstanding
Average – Basic	5,515,418	4,874,479	—
Average – Diluted	5,515,418	4,874,479	—
Common stock, shares issued	5,897,227	5,560,304	—
Shares held as treasury stock	29,624	5,744	—
Return on average assets (ROA)	1.08%	1.00%	0.08%
Return on average equity (ROE)	12.00%	10.38%	1.63%
At quarter end
Total assets	$621,007,755	$488,376,569	27.16%	$132,631,186
Total assets (average)	599,312,000	461,300,000	29.92%	$138,012,000
Cash and due from Federal Reserve Bank	32,692,099	14,770,515	121.33%	$17,921,584
Average cash and due from Federal Reserve Bank	21,723,000	14,043,000	54.69%	$7,680,000
Securities and other restricted stock	144,329,961	75,228,928	91.85%	$69,101,033
Average securities and other restricted stock	131,402,000	52,518,000	150.20%	$78,884,000
Other real estate and repossessions	91,000	384,630	-76.34%	$(293,630)
Gross loans	413,896,086	370,485,374	11.72%	$43,410,712
Allowance for loan losses	(2,083,480)	(2,125,369)	-1.97%	$41,889
Net loans	411,812,606	368,360,005	11.80%	$43,452,601
Average loans	412,671,000	366,173,000	12.70%	$46,498,000
Net loans charged-off	18,420	32,376	-43.11%	$(13,956)
Net overdrafts charged-off	30,988	21,493	44.18%	$9,495
Total net charge offs	49,408	53,869	-8.28%	$(4,461)
Nonaccrual loans	1,576,045	1,395,363	12.95%	$180,682
Loans past due 30+ days (excludes non accrual loans)	1,953,368	1,999,059	-2.29%	$(45,691)
Total Deposits
Noninterest bearing demand	102,447,401	66,418,796	54.24%	$36,028,605
Interest bearing demand	212,620,075	183,544,936	15.84%	$29,075,139
Savings	110,923,522	84,474,961	31.31%	$26,448,561
Time < $250,000	94,268,487	63,783,823	47.79%	$30,484,664
Time > $250,000	18,671,486	5,840,817	219.67%	$12,830,669
Total Deposits	538,930,971	404,063,333	33.38%	$134,867,638
Average total deposits	526,632,000	394,127,000	33.62%	$132,505,000
Advances from the Federal Home Loan Bank	79,505	8,194,518	-99.03%	$(8,115,013)
Overnight advances	—	8,000,000	N/A	$(8,000,000)
Term advances	79,505	194,518	-59.13%	$(115,013)
Repurchase Agreements	13,440,580	15,583,346	-13.75%	$(2,142,766)
Shareholders’ equity	53,786,271	44,274,344	21.48%	$9,511,927
Shareholders’ equity (average)	53,786,000	44,211,000	21.66%	$9,575,000
Key performance ratios
Net interest margin (Federal tax equivalent)	3.80%	3.86%	-0.06%
Interest expense to average assets	0.81%	0.45%	0.36%
Total allowance for loan losses to nonperforming loans	132.20%	152.32%	-20.12%
Total allowance for loan losses to total loans	0.50%	0.57%	-0.07%
Total past due and nonaccrual loans to gross loans	0.85%	0.92%	0.07%
Nonperforming assets to total assets	0.27%	0.36%	-0.09%
Net charge-offs to average loans	0.05%	0.06%	-0.01%
Equity to assets at period end	8.66%	9.07%	-0.41%